Exhibit 99.1

Contact:
Allison Bober
Investor Relations
Lennar Corporation
(305) 485-2038
FOR IMMEDIATE RELEASE
Lennar Reports Second Quarter EPS of $1.30

•	Net earnings of $421.5 million, or $1.30 per diluted share, compared to net earnings of $310.3 million, or $0.94 per diluted share

•	Deliveries of 12,729 homes – up 5%

•	New orders of 14,518 homes – up 1%; new orders dollar value of $5.8 billion – down 4%

•	Backlog of 19,061 homes – down 3%; backlog dollar value of $7.7 billion – down 10%

•	Revenues of $5.6 billion – up 2%

•	Homebuilding operating margins of $608.3 million, compared to $427.9 million

◦	Gross margin on home sales of 20.1%, compared to 16.8% (21.6% excluding purchase accounting)

◦	S,G&A expenses as a % of revenues from home sales of 8.4%, compared to 8.7%

◦	Operating margin on home sales of 11.6%, compared to 8.2% (12.9% excluding purchase accounting)

•	Financial Services operating earnings (net of noncontrolling interests) of $62.5 million, compared to $55.8 million

•	Multifamily operating loss (net of noncontrolling interests) of $3.9 million, compared to operating earnings of $14.8 million

•	Lennar Other operating earnings (net of noncontrolling interests) of $2.2 million, compared to $3.9 million

•	Homebuilding cash and cash equivalents of $801 million

•	Homebuilding debt to total capital of 38.3%

•	Subsequent to quarter end, retired $500 million of homebuilding senior notes

•	Repurchased one million shares for approximately $52 million

(more)

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Miami, June 25, 2019 -- Lennar Corporation (NYSE: LEN and LEN.B), one of the nation’s leading homebuilders, today reported results for its second quarter ended May 31, 2019. Second quarter net earnings attributable to Lennar in 2019 were $421.5 million, or $1.30 per diluted share, compared to second quarter net earnings attributable to Lennar in 2018 of $310.3 million, or $0.94 per diluted share.
Stuart Miller, Executive Chairman of Lennar, said, "We are pleased to announce our results for the second quarter where we achieved net earnings of $421.5 million, or $1.30 per diluted share, compared to $310.3 million, or $0.94 per diluted share in the prior year. Our second quarter results benefited from both first quarter deliveries postponed by weather as well as a recovering housing market. The well-documented market pause in the second half of 2018 set the stage for more moderate home price increases and lower interest rates which stimulated both affordability and demand, leading homebuyers back to the market.”
Mr. Miller continued, “Accordingly, through the second quarter, the homebuying market solidified and was supported by favorable underlying fundamentals. Against that backdrop, our new orders and deliveries in the second quarter gained momentum and improved 1% and 5%, respectively, over last year.”
Rick Beckwitt, Chief Executive Officer of Lennar, said, "In these recovering market conditions, our homebuilding operations executed at a high level. Our homebuilding gross margin was 20.1%, while our SG&A of 8.4% marked an all-time, second-quarter low. Our second quarter gross margin was impacted by an 80-basis point increase in incentives offered to homebuyers during the market pause. While lower rates have helped drive demand, we have continued to offer incentives, although at reduced levels, to keep our homebuilding business on track to deliver over 50,000 homes in 2019.
“Alongside our recovering homebuilding business, our Financial Services operations continued to display strong bottom-line performance with second quarter earnings of $62.5 million, a 12% increase over last year. Operating earnings improved due to increased home deliveries, combined with an intensified focus on greater efficiency in our captive businesses after selling the majority of our retail components in the first quarter of 2019. Operating earnings also benefited from our strategic technology investments which have streamlined our processes, resulting in a more efficient operating platform.”
Jon Jaffe, President of Lennar, said, “During the second quarter, we continued to experience cost pressures due to land and labor shortages. These cost pressures were somewhat offset by a decrease in lumber prices and the benefit of synergies from our CalAtlantic acquisition. In the next two quarters, we expect to see margin improvement driven by a combination of additional lumber savings and direct cost synergies.”
Mr. Miller concluded, "With a solid balance sheet, leading market positions and continued execution of our core operating strategies, we believe that we are well positioned to produce strong results throughout 2019.”

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RESULTS OF OPERATIONS
THREE MONTHS ENDED MAY 31, 2019 COMPARED TO
THREE MONTHS ENDED MAY 31, 2018
Homebuilding
Revenues from home sales increased 4% in the second quarter of 2019 to $5.2 billion from $5.0 billion in the second quarter of 2018. Revenues were higher primarily due to a 5% increase in the number of home deliveries, excluding unconsolidated entities, partially offset by a 1% decrease in the average sales price of homes delivered. New home deliveries, excluding unconsolidated entities, increased to 12,706 homes in the second quarter of 2019 from 12,078 homes in the second quarter of 2018, primarily as a result of an increase in home deliveries in the East and Texas segments. The average sales price of homes delivered was $407,000 in the second quarter of 2019, compared to $413,000 in the second quarter of 2018. The decrease in average sales price primarily resulted from product mix as a larger percentage of deliveries came from the East and Texas segments as well as the Texas segment continuing to shift to lower-priced communities. Sales incentives offered to homebuyers were $26,600 per home delivered in the second quarter of 2019, or 6.1% as a percentage of home sales revenue, compared to $23,000 per home delivered in the second quarter of 2018, or 5.3% as a percentage of home sales revenue, and $25,300 per home delivered in the first quarter of 2019, or 5.8% as a percentage of home sales revenue.
Gross margins on home sales were $1.0 billion, or 20.1%, in the second quarter of 2019, compared to $840.0 million, or 16.8% (21.6% excluding purchase accounting), in the second quarter of 2018. The gross margin percentage on home sales increased primarily because the second quarter of 2018 included $236.8 million or 480 basis points of backlog/construction in progress write-up related to purchase accounting adjustments on CalAtlantic Group, Inc. (“CalAtlantic”) homes that were delivered in that quarter. This was partially offset by higher construction costs and increased sales incentives.
Selling, general and administrative expenses were $435.7 million in the second quarter of 2019, compared to $432.4 million in the second quarter of 2018. As a percentage of revenues from home sales, selling, general and administrative expenses improved to 8.4% in the second quarter of 2019, from 8.7% in the second quarter of 2018, due to improved operating leverage primarily as a result of an increase in home deliveries.
Other homebuilding revenue, gross margin on land sales, homebuilding equity in earnings (loss) from unconsolidated entities and homebuilding other income (expense), net, totaled a loss of $21.1 million in the second quarter of 2019, compared to earnings of $17.5 million in the second quarter of 2018. Homebuilding equity in earnings (loss) from unconsolidated entities was $19.6 million in the second quarter of 2019, compared to ($12.7) million in the second quarter of 2018. In the second quarter of 2019, Homebuilding equity in earnings from unconsolidated entities was primarily attributable to the Company's share of net operating income from one of its homebuilding unconsolidated entities. In the second quarter of 2018, Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets in one homebuilding unconsolidated entity and the Company's share of net operating losses from its unconsolidated entities. Homebuilding other income (expense), net, was ($46.2) million in the second quarter of 2019, compared to $9.9 million

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in the second quarter of 2018. Homebuilding other expense, net in the second quarter of 2019 was primarily due to a one-time loss of $48.9 million from the consolidation of a previously unconsolidated entity.
Homebuilding interest expense was $99.7 million in the second quarter of 2019 ($96.2 million was included in costs of homes sold, $0.7 million in costs of land sold and $2.9 million in homebuilding other expense, net), compared to $75.8 million in the second quarter of 2018 ($71.9 million was included in costs of homes sold, $0.9 million in costs of land sold and $3.0 million in homebuilding other income (expense), net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries. Prior year's interest expense was favorably impacted by purchase accounting related to the CalAtlantic acquisition.
During the second quarter of 2018, the Company recorded $23.9 million of acquisition and integration costs related to CalAtlantic.
Financial Services
Operating earnings for the Financial Services segment were $62.5 million in the second quarter of 2019 (which included $56.2 million of operating earnings and an add back of $6.3 million of net loss attributable to noncontrolling interests). Operating earnings in the second quarter of 2018 were $55.8 million. Operating earnings increased primarily due to improvement in the mortgage business as reductions in general and administrative expenses more than offset the decrease in retail origination volume, as a result of the sale of substantially all of the Company's retail mortgage business in the first quarter of 2019. In addition, there was an increase in operating earnings in the Company's Rialto Mortgage Finance business as a result of higher securitization dollar volume in the second quarter of 2019, compared to the second quarter of 2018. This was offset by a decrease in the operating earnings of the Company's title business due to a decrease in retail closed orders as a result of the sale of a majority of the retail agency business and title insurance underwriter in the first quarter of 2019. This decrease in retail volume was partially offset by an increase in captive business volume and a decrease in general and administrative expenses.
Multifamily
Operating loss for the Multifamily segment was $3.9 million in the second quarter of 2019 (which included $4.3 million of operating loss and $0.4 million of net loss attributable to noncontrolling interests), primarily due to general and administrative expenses and equity in loss as there were no sales of operating properties, partially offset by management fee income and $3.7 million of promote revenue related to two properties in Lennar Multifamily Venture I (“LMV I”). In the second quarter of 2018, the Multifamily segment had operating earnings of $14.8 million primarily due to the segment's $17.4 million share of gains as a result of the sale of two operating properties by two of Multifamily's unconsolidated entities and $5.2 million of promote revenue related to two properties in LMV I, partially offset by general and administrative expenses.

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Lennar Other
Operating earnings for the Lennar Other segment were $2.2 million in the second quarter of 2019 (which included $1.8 million of operating earnings and an add back of $0.4 million of net loss attributable to noncontrolling interests), compared to $4.0 million in the second quarter of 2018 (which included $3.9 million of operating earnings and an add back of $0.1 million of net loss attributable to noncontrolling interests).
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $76.1 million, or 1.4% as a percentage of total revenues, in the second quarter of 2019, compared to $84.9 million, or 1.6% as a percentage of total revenues, in the second quarter of 2018. The decrease in corporate general and administrative expenses as a percentage of total revenues was due to improved operating leverage as a result of an increase in home deliveries.
RESULTS OF OPERATIONS
SIX MONTHS ENDED MAY 31, 2019 COMPARED TO
SIX MONTHS ENDED MAY 31, 2018
On February 12, 2018, Lennar Corporation completed its acquisition of CalAtlantic. Prior year information includes CalAtlantic only after the acquisition date.
Homebuilding
Revenues from home sales increased 15% in the six months ended May 31, 2019 to $8.8 billion from $7.6 billion in the six months ended May 31, 2018. Revenues were higher primarily due to a 14% increase in the number of home deliveries, excluding unconsolidated entities. New home deliveries, excluding unconsolidated entities, increased to 21,508 homes in the six months ended May 31, 2019 from 18,812 homes in the six months ended May 31, 2018, primarily as a result of the increase in volume resulting from the CalAtlantic acquisition. The average sales price of homes delivered was $408,000 in the six months ended May 31, 2019, compared to $406,000 in the six months ended May 31, 2018. The increase in average sales price primarily resulted from the CalAtlantic acquisition, partially offset by the Texas segment continuing to shift to lower-priced communities. Sales incentives offered to homebuyers were $26,100 per home delivered in the six months ended May 31, 2019, or 6.0% as a percentage of home sales revenue, compared to $22,800 per home delivered in the six months ended May 31, 2018, or 5.3% as a percentage of home sales revenue.
Gross margins on home sales were $1.8 billion, or 20.1%, in the six months ended May 31, 2019, compared to $1.4 billion, or 17.8% (21.6% excluding purchase accounting), in the six months ended May 31, 2018. The gross margin percentage on home sales increased primarily because the six months ended May 31, 2018 included $291.9 million or 380 basis points of backlog/construction in progress write-up related to purchase accounting adjustments on CalAtlantic homes that were delivered in that period. This was partially offset by higher construction costs and increased sales incentives.
Selling, general and administrative expenses were $779.0 million in the six months ended May 31, 2019, compared to $689.6 million in the six months ended May 31, 2018. As a percentage of revenues from home sales, selling, general

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and administrative expenses improved slightly to 8.9% in the six months ended May 31, 2019, from 9.0% in the six months ended May 31, 2018, due to improved operating leverage as a result of an increase in home deliveries.
Other homebuilding revenue, gross margin on land sales, homebuilding equity in earnings (loss) from unconsolidated entities and homebuilding other income (expense), net, totaled a loss of $34.3 million in the six months ended May 31, 2019, compared to earnings of $172.0 million in the six months ended May 31, 2018. Homebuilding equity in earnings (loss) from unconsolidated entities was $5.9 million in the six months ended May 31, 2019, compared to ($26.8) million in the six months ended May 31, 2018. In the six months ended May 31, 2019, Homebuilding equity in earnings from unconsolidated entities was primarily attributable to the Company's share of net operating income from one of its homebuilding unconsolidated entities. In the six months ended May 31, 2018, Homebuilding equity in loss from unconsolidated entities was primarily attributable to the Company's share of valuation adjustments related to assets of a homebuilding unconsolidated entity and the Company's share of net operating losses from its unconsolidated entities. Homebuilding other income (expense), net, was ($47.7) million in the six months ended May 31, 2019, compared to $179.9 million in the six months ended May 31, 2018. Homebuilding other expense, net in the six months ended May 31, 2019 was primarily due to a one-time loss of $48.9 million from the consolidation of a previously unconsolidated entity. In the six months ended May 31, 2018, Homebuilding other income, net, was primarily related to a gain on the sale of an 80% interest in one of Homebuilding's strategic joint ventures, Treasure Island Holdings.
Homebuilding interest expense was $164.3 million in the six months ended May 31, 2019 ($157.5 million was included in costs of homes sold, $1.0 million in costs of land sold and $5.9 million in other income (expense), net), compared to $127.1 million in the six months ended May 31, 2018 ($120.2 million was included in costs of homes sold, $1.4 million in costs of land sold and $5.4 million in other income (expense), net). Interest expense included in costs of homes sold increased primarily due to an increase in home deliveries. Prior year's interest expense was favorably impacted by purchase accounting related to the CalAtlantic acquisition.
During the six months ended May 31, 2018, the Company recorded $128.1 million of acquisition and integration costs related to CalAtlantic.
Financial Services
Operating earnings for the Financial Services segment were $84.2 million in the six months ended May 31, 2019 (which included $75.2 million of operating earnings and an add back of $9.1 million of net loss attributable to noncontrolling interests), compared to $81.6 million in the six months ended May 31, 2018. Operating earnings increased primarily due to improvement in the mortgage business as reductions in general and administrative expenses more than offset the decrease in retail origination volume, as a result of the sale of substantially all of our retail mortgage business in the first quarter 2019. This was offset by a decrease in the operating earnings of our title business due to a decrease in retail closed orders as a result of the sale of a majority of the retail agency business and title insurance

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underwriter in the first quarter of 2019. This decrease in retail volume was partially offset by an increase in captive business volume and a decrease in general and administrative expenses.
Multifamily
Operating earnings for the Multifamily segment were $2.9 million in the six months ended May 31, 2019 (which included $2.5 million of operating earnings and an add back of $0.4 million of net loss attributable to noncontrolling interests), primarily due to the segment's $3.6 million share of a gain as a result of the sale of one operating property by Multifamily's unconsolidated entities, $11.9 million gain on the sale of an investment in an operating property and $5.6 million of promote revenue related to three properties in LMV I, partially offset by general and administrative expenses. In the six months ended May 31, 2018, the Multifamily segment had operating earnings of $13.6 million primarily due to the segment's $21.5 million share of gains as a result of the sale of three operating properties by Multifamily's unconsolidated entities and $5.2 million of promote revenue related to two properties in LMV I, partially offset by general and administrative expenses.
Lennar Other
Operating earnings for the Lennar Other segment were $5.2 million in the six months ended May 31, 2019 (which included $4.9 million of operating earnings and an add back of $0.3 million of net loss attributable to noncontrolling interests), compared to $8.1 million in the six months ended May 31, 2018 (which included $6.7 million of operating earnings and an add back of $1.3 million of net loss attributable to noncontrolling interests).
Corporate General and Administrative Expenses
Corporate general and administrative expenses were $155.5 million, or 1.6% as a percentage of total revenues, in the six months ended May 31, 2019, compared to $152.7 million, or 1.8% as a percentage of total revenues, in the six months ended May 31, 2018. The decrease in corporate general and administrative expenses as a percentage of total revenues was due to improved operating leverage as a result of an increase in revenues.
OTHER TRANSACTIONS
Debt Transaction
Subsequent to May 31, 2019, the Company redeemed $500 million aggregate principal amount of its 4.50% senior notes due June 2019. The redemption price, which was paid in cash, was 100% of the principal amount plus accrued but unpaid interest.
Credit Facility
In April 2019, the Company amended the credit agreement governing its unsecured revolving credit facility (the "Credit Facility") to increase the commitments from $2.3 billion to $2.4 billion and extend the maturity one year

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to April 2024. The Credit Facility has a $400 million accordion feature, subject to additional commitments, thus the maximum borrowings are $2.8 billion. As of May 31, 2019, there were $550 million of outstanding borrowings under the Credit Facility.
Share Repurchases
During the first quarter of 2019, the Company's Board of Directors authorized the Company to repurchase up to the lesser of $1 billion in value, or 25 million in shares, of the Company's outstanding Class A or Class B common stock. The repurchase authorization has no expiration. Under this repurchase program, the Company repurchased 1.0 million shares of its Class A common stock for $51.8 million at an average per share price of $51.76 during the three months ended May 31, 2019 and 2.0 million shares of its Class A common stock for $98.8 million at an average per share price of $49.37 during the six months ended May 31, 2019.

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About Lennar
Lennar Corporation, founded in 1954, is one of the nation’s leading builders of quality homes for all generations. The Company builds affordable, move-up and active adult homes primarily under the Lennar brand name. Lennar’s Financial Services segment provides mortgage financing, title and closing services primarily for buyers of Lennar’s homes and, through Rialto Mortgage Finance, originates mortgage loans secured primarily by commercial real estate properties throughout the United States. Lennar's Multifamily segment is a nationwide developer of high-quality multifamily rental properties. Lennar Ventures drives the Company's technology and innovation strategies. For more information about Lennar, please visit www.lennar.com.

Note Regarding Forward-Looking Statements: Some of the statements in this press release are "forward-looking statements," as that term is defined in the Private Securities Litigation Reform Act of 1995, including statements regarding our expected margin improvement, our expected home deliveries in fiscal 2019, our belief regarding the homebuilding market and other markets in which we participate, and our belief regarding how we are positioned to take advantage of opportunities, or to avoid problems, in those markets and to advance the future growth of our businesses. You can identify forward-looking statements by the fact that these statements do not relate strictly to historical or current matters. Rather, forward-looking statements relate to anticipated or expected events, activities, trends or results. Accordingly, these forward-looking statements should be evaluated with consideration given to the many risks and uncertainties inherent in our business that could cause actual results and events to differ materially from those anticipated by the forward-looking statements. Important factors that could cause such differences include an extended slowdown in the real estate markets across the nation, or in regions where we have significant Homebuilding or Multifamily development activities; increases in operating costs, including costs related to construction materials, labor, real estate taxes and insurance, and our ability to manage our cost structure, both in our Homebuilding and Multifamily businesses; reduced availability of mortgage financing or increased interest rates; decreased demand for our homes or Multifamily rental properties, or our inability to successfully sell our apartment developments; our inability to continue to realize the anticipated synergy benefits from the CalAtlantic integration; natural disasters or catastrophic events for which our insurance may not provide adequate coverage; our ability to successfully execute our strategies; a decline in the value of the land and home inventories we maintain and resulting possible future write-downs of the carrying value of our real estate assets; the possibility that the Tax Cuts and Jobs Act will have more negative than positive impact on us; unfavorable losses in legal proceedings; conditions in the capital, credit and financial markets; changes in laws, regulations or the regulatory environment affecting our business, and the risks described in our filings with the Securities and Exchange Commission, including our Form 10-K for the fiscal year ended November 30, 2018. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

A conference call to discuss the Company’s second quarter earnings will be held at 11:00 a.m. Eastern Time on Tuesday, June 25, 2019. The call will be broadcast live on the Internet and can be accessed through the Company’s website at www.lennar.com. If you are unable to participate in the conference call, the call will be archived at www.lennar.com for 90 days. A replay of the conference call will also be available later that day by calling 402-530-7915 and entering 5723593 as the confirmation number.
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10-10-10
LENNAR CORPORATION AND SUBSIDIARIES
Selected Revenues and Operating Information
(In thousands, except per share amounts)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2019	2018	2019	2018
Revenues:
Homebuilding	$5,195,599	5,063,997	8,819,320	7,726,090
Financial Services	204,216	249,709	347,527	445,796
Multifamily	147,412	117,693	244,806	210,949
Lennar Other	15,663	27,662	19,319	57,017
Total revenues	$5,562,890	5,459,061	9,430,972	8,439,852

Homebuilding operating earnings	$581,789	425,143	951,384	839,070
Financial Services operating earnings	56,217	55,774	75,189	81,636
Multifamily operating earnings (loss)	(4,322)	14,788	2,475	13,587
Lennar Other operating earnings	1,828	3,895	4,931	6,740
Acquisition and integration costs related to CalAtlantic	—	(23,875)	—	(128,070)
Corporate general and administrative expenses	(76,113)	(84,915)	(155,456)	(152,725)
Earnings before income taxes	559,399	390,810	878,523	660,238
Provision for income taxes (1)	(140,530)	(75,961)	(220,230)	(208,572)
Net earnings (including net earnings (loss) attributable to noncontrolling interests)	418,869	314,849	658,293	451,666
Less: Net earnings (loss) attributable to noncontrolling interests	(2,603)	4,592	(3,089)	5,194
Net earnings attributable to Lennar	$421,472	310,257	661,382	446,472

Average shares outstanding:
Basic	320,329	325,259	320,834	289,462
Diluted	320,330	326,819	320,839	290,633

Earnings per share:
Basic	$1.31	0.95	2.05	1.53
Diluted	$1.30	0.94	2.03	1.52

Supplemental information:
Interest incurred (2)	$108,176	116,819	212,559	201,033

EBIT (3):
Net earnings attributable to Lennar	$421,472	310,257	661,382	446,472
Provision for income taxes	140,530	75,961	220,230	208,572
Interest expense	99,697	75,837	164,298	127,061
EBIT	$661,699	462,055	1,045,910	782,105

(1)
Provision for income taxes for the six months ended May 31, 2018 includes a one-time non-cash write-down of deferred tax assets of $68.6 million as a result of the Tax Cuts and Jobs Act enacted in December 2017.

(2)	Amount represents interest incurred related to homebuilding debt.

(3)
EBIT is a non-GAAP financial measure defined as earnings before interest and taxes. This financial measure has been presented because the Company finds it important and useful in evaluating its performance and believes that it helps readers of the Company's financial statements compare its operations with those of its competitors. Although management finds EBIT to be an important measure in conducting and evaluating the Company's operations, this measure has limitations as an analytical tool as it is not reflective of the actual profitability generated by the Company during the period. Management compensates for the limitations of using EBIT by using this non-GAAP measure only to supplement the Company's GAAP results. Due to the limitations discussed, EBIT should not be viewed in isolation, as it is not a substitute for GAAP measures.

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LENNAR CORPORATION AND SUBSIDIARIES
Segment Information
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	May 31,		May 31,
	2019	2018	2019	2018
Homebuilding revenues:
Sales of homes	$5,176,116	4,986,010	8,784,245	7,635,150
Sales of land	16,455	77,987	30,238	90,940
Other homebuilding revenue	3,028	—	4,837	—
Total homebuilding revenues	5,195,599	5,063,997	8,819,320	7,726,090

Homebuilding costs and expenses:
Costs of homes sold	4,137,529	4,145,968	7,019,579	6,278,480
Costs of land sold	14,008	57,647	27,534	72,015
Selling, general and administrative	435,722	432,448	778,981	689,601
Total homebuilding costs and expenses	4,587,259	4,636,063	7,826,094	7,040,096
Homebuilding operating margins	608,340	427,934	993,226	685,994
Homebuilding equity in earnings (loss) from unconsolidated entities	19,614	(12,670)	5,858	(26,798)
Homebuilding other income (expense), net	(46,165)	9,879	(47,700)	179,874
Homebuilding operating earnings	$581,789	425,143	951,384	839,070

Financial Services revenues	$204,216	249,709	347,527	445,796
Financial Services costs and expenses	147,999	193,935	272,338	364,160
Financial Services operating earnings	$56,217	55,774	75,189	81,636

Multifamily revenues	$147,412	117,693	244,806	210,949
Multifamily costs and expenses	148,716	117,186	249,894	214,385
Multifamily equity in earnings (loss) from unconsolidated entities and other gain	(3,018)	14,281	7,563	17,023
Multifamily operating earnings (loss)	$(4,322)	14,788	2,475	13,587

Lennar Other revenues	$15,663	27,662	19,319	57,017
Lennar Other costs and expenses	3,194	21,758	4,816	48,365
Lennar Other equity in earnings (loss) from unconsolidated entities	(4,978)	4,560	3,352	13,515
Lennar Other expense, net	(5,663)	(6,569)	(12,924)	(15,427)
Lennar Other operating earnings	$1,828	3,895	4,931	6,740

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LENNAR CORPORATION AND SUBSIDIARIES
Summary of Deliveries, New Orders and Backlog
(Dollars in thousands, except average sales price)
(unaudited)
In the fourth quarter of 2018, the Company modified its homebuilding operating segments into four reportable segments: Homebuilding East, Homebuilding Central, Homebuilding Texas, and Homebuilding West. All prior periods have been adjusted to conform with the Company's current presentation.
Lennar's reportable homebuilding segments and all other homebuilding operations not required to be reported separately have divisions located in:
East: Florida, New Jersey, North Carolina and South Carolina
Central: Georgia, Illinois, Indiana, Maryland, Minnesota, Tennessee and Virginia
Texas: Texas
West: Arizona, California, Colorado, Nevada, Oregon, Utah and Washington
Other: Urban divisions and other homebuilding related investments primarily in California, including FivePoint

	For the Three Months Ended May 31,
	2019	2018	2019	2018	2019	2018
Deliveries:	Homes		Dollar Value		Average Sales Price
East	5,061	4,553	$1,735,165	1,546,978	$343,000	340,000
Central	1,568	1,589	609,195	613,603	389,000	386,000
Texas	2,149	1,974	687,011	684,091	320,000	347,000
West	3,934	3,953	2,140,638	2,125,986	544,000	538,000
Other	17	26	17,273	26,324	1,016,000	1,012,000
Total	12,729	12,095	$5,189,282	4,996,982	$408,000	413,000
Of the total homes delivered listed above, 23 homes with a dollar value of $13.2 million and an average sales price of $572,000 represent home deliveries from unconsolidated entities for the three months ended May 31, 2019, compared to 17 home deliveries with a dollar value of $11.0 million and an average sales price of $645,000 for the three months ended May 31, 2018.

New Orders:	Homes		Dollar Value		Average Sales Price
East	5,591	5,643	$1,939,901	1,956,130	$347,000	347,000
Central	2,062	2,004	798,080	785,639	387,000	392,000
Texas	2,424	2,346	744,586	778,028	307,000	332,000
West	4,420	4,426	2,298,540	2,492,083	520,000	563,000
Other	21	21	15,238	21,098	726,000	1,005,000
Total	14,518	14,440	$5,796,345	6,032,978	$399,000	418,000
Of the total new orders listed above, 32 homes with a dollar value of $15.1 million and an average sales price of $471,000 represent new orders from unconsolidated entities for the three months ended May 31, 2019, compared to 15 new orders with a dollar value of $12.8 million and an average sales price of $856,000 for the three months ended May 31, 2018.

	For the Six Months Ended May 31,
	2019	2018	2019	2018	2019	2018
Deliveries:	Homes		Dollar Value		Average Sales Price
East	8,673	7,310	$2,961,600	2,456,563	$341,000	336,000
Central	2,692	2,243	1,042,320	866,928	387,000	387,000
Texas	3,400	3,064	1,099,440	1,032,178	323,000	337,000
West	6,759	6,178	3,678,141	3,253,622	544,000	527,000
Other	25	65	25,032	59,425	1,001,000	914,000
Total	21,549	18,860	$8,806,533	7,668,716	$409,000	407,000
Of the total homes delivered listed above, 41 homes with a dollar value of $22.3 million and an average sales price of $544,000 represent home deliveries from unconsolidated entities for the six months ended May 31, 2019, compared to 48 home deliveries with a dollar value of $33.6 million and an average sales price of $699,000 for the six months ended May 31, 2018.

13-13-13

New Orders:	Homes		Dollar Value		Average Sales Price
East	10,084	9,206	$3,461,332	3,108,547	$343,000	338,000
Central	3,484	2,789	1,335,676	1,094,068	383,000	392,000
Texas	3,848	3,720	1,201,545	1,210,206	312,000	325,000
West	7,532	7,131	3,928,354	3,942,319	522,000	553,000
Other	33	50	26,551	46,839	805,000	937,000
Total	24,981	22,896	$9,953,458	9,401,979	$398,000	411,000
Of the total new orders listed above, 47 homes with a dollar value of $24.8 million and an average sales price of $527,000 represent new orders from unconsolidated entities for the six months ended May 31, 2019, compared to 41 new orders with a dollar value of $29.2 million and an average sales price of $711,000 for the six months ended May 31, 2018.

	May 31,
	2019	2018 (1)	2019	2018	2019	2018
Backlog:	Homes		Dollar Value		Average Sales Price
East (2)	8,499	7,910	$3,025,598	2,899,199	$356,000	367,000
Central	2,778	2,555	1,083,608	1,020,044	390,000	399,000
Texas	2,596	2,912	862,826	1,039,320	332,000	357,000
West	5,174	6,231	2,737,664	3,592,036	529,000	576,000
Other	14	14	10,507	17,211	751,000	1,229,000
Total	19,061	19,622	$7,720,203	8,567,810	$405,000	437,000
Of the total homes in backlog listed above, 13 homes with a backlog dollar value of $5.2 million and an average sales price of $397,000 represent the backlog from unconsolidated entities at May 31, 2019, compared to 16 homes with a backlog dollar value of $10.7 million and an average sales price of $672,000 at May 31, 2018.

(1)
During the six months ended May 31, 2018, the Company acquired a total of 6,651 homes in backlog in connection with the CalAtlantic acquisition. Of the homes in backlog acquired, 2,202 homes were in the East, 1,294 homes were in the Central, 917 homes were in Texas and 2,238 homes were in the West.

(2)	During both the three and six months ended May 31, 2019, the Company acquired 13 homes in backlog.

14-14-14

LENNAR CORPORATION AND SUBSIDIARIES
Supplemental Data
(Dollars in thousands)
(unaudited)

	May 31,	November 30,	May 31,
	2019	2018	2018
Homebuilding debt	$9,390,941	8,543,868	9,985,615
Stockholders' equity	15,159,304	14,581,535	13,591,311
Total capital	$24,550,245	23,125,403	23,576,926
Homebuilding debt to total capital	38.3%	36.9%	42.4%

Homebuilding debt	$9,390,941	8,543,868	9,985,615
Less: Homebuilding cash and cash equivalents	800,678	1,337,807	931,753
Net homebuilding debt	$8,590,263	7,206,061	9,053,862
Net homebuilding debt to total capital (1)	36.2%	33.1%	40.0%

(1)
Net homebuilding debt to total capital is a non-GAAP financial measure defined as net homebuilding debt (homebuilding debt less homebuilding cash and cash equivalents) divided by total capital (net homebuilding debt plus stockholders' equity). The Company believes the ratio of net homebuilding debt to total capital is a relevant and a useful financial measure to investors in understanding the leverage employed in homebuilding operations. However, because net homebuilding debt to total capital is not calculated in accordance with GAAP, this financial measure should not be considered in isolation or as an alternative to financial measures prescribed by GAAP. Rather, this non-GAAP financial measure should be used to supplement the Company's GAAP results.